Exhibit 10.5

Termination of Consulting and Services Agreement and Warrant

Dated as of October 26, 2022

This Termination of Consulting and Services Agreement and Warrant (this “Termination”) is made and entered into as of the date first set forth above (the “Termination Date”), by and between Metros Development Co., Ltd., a Japanese corporation (the “Company”) and HeartCore Inc., a Japanese corporation (“Consultant”). Each of the Company and Consultant may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are parties to that certain Consulting and Services Agreement, dated as of October 20, 2022 (the “Consulting Agreement”), and pursuant to the Consulting Agreement the Company issued to the Consultant that certain Common Stock Purchase Warrant, dated as of October 20, 2022 (the “Warrant”); and

WHEREAS, the Parties now desire to terminate the Consulting Agreement and the Warrant, and pursuant to the provisions of Section 9(f) of the Consulting Agreement the Parties may amend the Consulting Agreement in writing, and pursuant to and Section 6(l) of the Warrant the Parties may amend the Warrant in writing ;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.	Termination.

(a)	Pursuant to the provisions of Section 9(f) of the Consulting Agreement the Consulting Agreement is hereby terminated, effective as of the Termination Date, and shall hereafter be null and void and of no further force or effect.

(b)	Pursuant to the provisions of Section 6(l) of the Warrant, the Warrant is hereby terminated, effective as of the Termination Date, and shall hereafter be null and void and of no further force or effect.

(c)	Each of the Parties acknowledge and agree that as of the Termination Date, neither of the Parties shall have any ongoing rights, duties, claims or obligations under either the Consulting Agreement or the Warrant.

(d)	Each of the Parties represents and warrants and agrees that such Party has been paid all compensation and other payments as required by the Consulting Agreement and the Warrant, and has received any and all services and other benefits pursuant to the Consulting Agreement and the Warrant, in each case through the Termination Date, and that such Party has no additional rights for any payments or actions pursuant to the Consulting Agreement and the Warrant.

Section 2.	Miscellaneous.

(a)	Headings. The section headings contained in this Termination are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Amendment.

(b)	Governing Law. This Termination, and all matters based upon, arising out of or relating in any way hereto, as well as the interpretation, construction, performance and enforcement of this Termination, shall be governed by the laws of the United States and the State of Delaware, without regard to any jurisdiction’s conflict-of-laws principles.

(c)	Execution in Counterparts, Electronic Transmission. This Termination may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Termination as of the Termination Date.

HeartCore Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Metros Development Co., Ltd.

By:	/s/ Yoshihiro Koshiba
Name:	Yoshihiro Koshiba
Title:	Chief Executive Officer

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